EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)
                                                  Three Months Ended
                                                        March 31
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  254.7      $  252.0

     b) Portion of rental expense
         representative of the
         interest factor (1).................       4.7           3.2
                                               --------      --------
     Total 1(a) and 1(b).....................  $  259.4      $  255.2
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   28.7      $   28.1

     b) Capitalized interest.................       0.7           0.9

     c) Portion of rental expense
         representative of the
         interest factor (1).................       4.7           3.2
                                               --------      --------
     Total 2(a) through 2(c).................  $   34.1      $   32.2
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      7.61          7.93
                                                  =====         =====


(1) One-third of rental expense is considered to be the amount representing return on capital.